EXHIBIT 99.1
For Immediate Release
CONSOLIDATED WATER CO. LTD. REPORTS THIRD QUARTER OPERATING RESULTS
THIRD QUARTER DILUTED E.P.S. RISE 70% WHEN COMPARED WITH
PRIOR-YEAR PERIOD
GEORGE TOWN, Grand Cayman, Cayman Islands (November 9, 2007). Consolidated Water Co. Ltd. (NASDAQ Global Select Market: “CWCO”) today reported revenues and earnings for the third quarter and first nine months of 2007. The Company will host an investor conference call to discuss its operating results on Monday, November 12, 2007, at 10:00 a.m. EST (see details below).
Total revenues for the three months ended September 30, 2007 increased 19% to approximately $11.9 million, compared with approximately $10.0 million in the third quarter of 2006. Retail revenues rose 13% to approximately $4.7 million in the most recent quarter (vs. $4.1 million), while bulk revenues increased 6% to approximately $5.4 million (vs. $5.1 million) and services revenues increased 146% to approximately $1.8 million (vs. $0.7 million). The Company reported net income of $2,509,164, or $0.17 per diluted share, for the three months ended September 30, 2007, compared with net income of $1,247,040, or $0.10 per diluted share, in the three months ended September 30, 2006.
Consolidated gross profit approximated $4.3 million (36% of revenues) in the three months ended September 30, 2007, versus approximately $3.8 million (38% of revenues) in the year-earlier period. The gross margin on retail revenues approximated $2.9 million (62% of revenues) in the most recent quarter, versus approximately $2.7 million (65% of revenues) in the three months ended September 30, 2006. The gross margin on bulk revenues was consistent at approximately $0.8 million (15% of revenues) for both the three months ended September 30, 2007 and 2006. The gross profit on services revenues approximated $611,000 and $339,000 for the three months ended September 30, 2007 and 2006, respectively.
General and administrative expenses increased to approximately $2.5 million in the third quarter of 2007, versus approximately $2.3 million in the prior-year quarter.
Interest and other income more than quadrupled to $833,597 in the most recent quarter, compared with $190,430 in the three months ended September 30, 2006. Interest expense for the 2007 quarter declined to $456,605 from $732,832 for the prior-year quarter.

“We are very pleased to report another quarter of record revenues and net income for the first nine months of 2007,” commented Rick McTaggart, Chief Executive Officer of Consolidated Water Co. Ltd. “Third quarter revenues and gross profit improved in all three of our business segments, and our retail and services segments generated higher operating income than a year earlier. Higher retail water sales were attributable to a 7% increase in demand, and the significant increase in services revenues reflects progress on construction of the Tynes Bay plant for the Bermuda Government, which remains on schedule.”
“Operating income declined slightly in our bulk water segment, relative to the prior-year quarter, as general and administrative costs for this segment increased and we continued to supply non-revenue water under the terms of our contract for the Blue Hills plant in Nassau,” stated David Sasnett, the Company’s Chief Financial Officer. “However, in early October, we completed an assessment of our progress in achieving the water savings required under the Blue Hills agreement. Based upon this assessment, we believe that our Company fully discharged its obligations under the non-revenue water component of the Blue Hills contract well before the end of the third quarter. Our assessment is presently under review by our customer.”
Total revenues for the nine months ended September 30, 2007 increased 27% to $36.6 million, compared with $28.9 million in the comparable 2006 period. Retail revenues rose 7% to $15.1 million, compared with $14.1 million in the corresponding period of the previous year, while bulk revenues were up 21% to $16.0 million (vs. $13.2 million). Services revenues increased to $5.5 million (vs. $1.6 million). The Company reported net income of $8,718,182, or $0.60 per diluted share, for the nine months ended September 30, 2007, compared with net income of $6,847,079, or $0.54 per diluted share, for the nine months ended September 30, 2006.
“Last month, delegates from the Company attended the annual Caribbean Water and Wastewater Association conference in St. Kitts and were impressed with the level of regional participation in the conference,” added Mr. McTaggart. “Caribbean governments continue to express interest in seawater desalination in order to supplement their public water supplies during a period when many of the countries are experiencing strong tourism-based development. An excellent example is Grand Cayman, where we are currently working on three separate projects that will expand water production capacity on the island by almost five million gallons per day by the end of next year.”
The Company will host a conference call at 10:00 a.m. EST, Monday, November 12, 2007. Shareholders and other interested parties may participate in the conference call by dialing 888-694-4728 (international/local participants dial 973-582-2745) and referencing the ID code 9442680 a few minutes before 10:00 a.m. EDT on November 12, 2007. A replay of the conference call will be available two hours after the completion of the conference call from November 12, 2007 until November 19, 2007 by dialing 877-519-4471 (international/local participants dial 973-341-3080) and entering the conference ID 9442680.

Consolidated Water Co. Ltd. develops and operates seawater desalination plants and water distribution systems in areas of the world where naturally occurring supplies of potable water are scarce or nonexistent. The Company currently operates water production and/or distribution facilities in the Cayman Islands, Belize, the British Virgin Islands and The Commonwealth of the Bahamas. The Company is currently constructing a seawater desalination plant in Bermuda.
The ordinary (common) shares of Consolidated Water Co. Ltd. are traded on the NASDAQ Global Select Market under the symbol “CWCO”. Additional information on the Company is available on its website at http://www.cwco.com.
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “intend”, “expect,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, changes in its relationship with the Governments of the jurisdictions in which it operates, the ability to successfully secure contracts for water projects in other countries, the ability to develop and operate such projects profitably and the Company’s ability to manage growth and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.
For further information, please contact:
Frederick W. McTaggart, President and CEO, at (345) 945-4277 or David W. Sasnett,
Executive Vice President and CFO, at (954) 571-3100 or via e-mail at info@cwco.com
http://www.cwco.com
or
RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at
info@rjfalkner.com
(Financial Highlights Follow)

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

	September 30,	December 31,
	2007	2006
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$40,845,925	$37,310,699
Accounts receivable, net	5,412,523	6,231,718
Inventory	3,433,778	2,794,892
Prepaid expenses and other current assets	1,368,471	1,099,619
Current portion of loans receivable	950,116	735,632

Total current assets	52,010,813	48,172,560
Property, plant and equipment and construction in progress, net	64,132,074	63,568,369
Loans receivable	2,564,303	1,697,648
Investment in and loan to affiliate	16,939,080	15,457,880
Other assets	10,288,628	10,064,886

Total assets	$145,934,898	$138,961,343

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and other current liabilities	$4,292,131	$6,468,290
Current portion of long term debt	1,121,526	1,154,067

Total current liabilities	5,413,657	7,622,357
Long term debt	22,651,794	23,500,593
Other liabilities	462,435	497,985
Minority interest in subsidiary	1,412,050	1,495,753

Total liabilities	29,939,936	33,116,688

Stockholders’ equity
Controlling interests:
Redeemable preferred stock, $0.60 par value. Authorized 200,000 shares; issued and outstanding 21,617 and 24,971 shares, respectively	12,971	14,983
Class A common stock, $0.60 par value. Authorized 19,680,000 shares; issued and outstanding 14,501,854 and 14,132,860 shares, respectively	8,701,113	8,479,716
Class B common stock, $0.60 par value. Authorized 120,000 shares; none issued or outstanding	—	—
Additional paid-in capital	79,708,435	76,071,710
Retained earnings	27,179,985	21,278,246

	115,602,504	105,844,655
Non-controlling interests	392,458	—

Total stockholders’ equity	115,994,962	105,844,655

Total liabilities and stockholders’ equity	$145,934,898	$138,961,343

CONSOLIDATED WATER CO. LTD.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Retail water revenues	$4,668,974	$4,135,562	$15,052,499	$14,053,539
Bulk water revenues	5,416,329	5,128,396	16,016,757	13,193,179
Services revenues	1,834,160	746,407	5,549,198	1,634,187

Total revenues	11,919,463	10,010,365	36,618,454	28,880,905

Cost of retail revenues	1,785,123	1,448,270	5,535,055	5,024,372
Cost of bulk revenues	4,590,947	4,346,148	13,032,456	10,196,103
Cost of services revenues	1,223,118	407,125	3,943,017	668,773

Total cost of revenues	7,599,188	6,201,543	22,510,528	15,889,248

Gross profit	4,320,275	3,808,822	14,107,926	12,991,657

General and administrative expenses	2,467,534	2,302,790	7,218,788	6,584,915

Income from operations	1,852,741	1,506,032	6,889,138	6,406,742

Other income (expense):
Interest income	481,652	46,908	1,409,861	143,472
Interest expense	(456,605)	(732,832)	(1,404,600)	(1,177,407)
Other income	351,945	143,522	771,461	474,351
Equity in earnings of affiliate	474,407	303,878	1,361,077	1,035,431

Other income (expense), net	851,399	(238,524)	2,137,799	475,847

Income before non-controlling and minority interests	2,704,140	1,267,508	9,026,937	6,882,589
Income attributable to non-controlling and minority interests	194,976	20,468	308,755	35,510

Net income	$2,509,164	$1,247,040	$8,718,182	$6,847,079

Basic earnings per common share	$0.17	$0.10	$0.61	$0.55

Diluted earnings per common share	$0.17	$0.10	$0.60	$0.54

Dividends declared per common share	$0.065	$0.06	$0.195	$0.18

Weighted average number of common shares used in the determination of:
Basic earnings per share	14,495,546	12,394,582	14,370,522	12,387,980

Diluted earnings per share	14,530,119	12,656,717	14,478,249	12,702,452